NOTICE: THIS CONTRACT IS SUBJECT TO ARBITRATION PURSUANT TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT

FIRST AMENDMENT TO NONCOMPETITION, SEVERANCE AND

EMPLOYMENT AGREEMENT BETWEEN

THE SOUTH FINANCIAL GROUP, INC. AND JAMES W. TERRY, JR.

This First Amendment to the Noncompetition, Severance and Employment Agreement ("Amendment") is made and entered into this 8th day of May, 2006, by and between James W. Terry, Jr., an individual, ("Executive") and The South Financial Group, Inc., a South Carolina corporation financial institution holding company headquartered in Greenville, South Carolina ("Company"). As used herein, "Company" shall include the Company and any of its subsidiaries where the context so applies.

WITNESSETH

WHEREAS, the Executive and Company entered into an Employment Agreement dated May 30, 2001 ("Agreement"); and

WHEREAS, the Executive and Company desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Effective May 22, 2006, Executive will cease to be President of Carolina First Bank and will become Director of Corporate Banking but will remain a Senior Executive and employee of the Company through the earlier of his Transition Date (as described in the next paragraph) or Executive's actual date of termination of employment.

2.	Section 4, "Term" is hereby amended by adding the following:

Notwithstanding the above, the Term of this Agreement shall end on the last day of the Executive's Consulting Period. The "Consulting Period" shall be a twelve (12) month period during which Executive will serve as Director of Community Relations for the Company. The Consulting Period will begin upon the Executive's Transition Date which will be the date designated in writing by the Executive to the Company at least six months before the scheduled Transition Date. The Executive and the Company both agree that the Transition Date shall not be earlier than April 1, 2007.

3.	Section 5.2.2 shall be amended by adding the following:

Notwithstanding the above, if Executive terminates his employment hereunder pursuant to clause (iii) of Section 5.2 during the Consulting Period, Executive shall be entitled to receive his base salary and other benefits due him through the termination date, less applicable taxes and other deductions, and receive immediately in a lump sum as severance, aggregate compensation and benefits equal to three times Executive’s annual compensation being paid immediately prior to the beginning of the Consulting Period.

4.	Section 6.1, Annual Salary," shall be amended by adding the following:

The Executive's annual base salary shall be $310,000 through Transition Date, subject to applicable withholdings and benefits. During the Consulting Period, the Executive's annual salary shall be $601,400, subject to applicable withholdings and benefits.

5.	Section 6.2, "Annual Incentive Bonus," shall be amended by adding the following:

Executive's Annual Incentive Bonus for 2006 and through his Transition Date will be based upon performance goals and objectives mutually agreed upon by Executive and the Company's Chief Executive Officer; provided, however, that Executive's Annual Incentive Bonus for 2006 shall be not less than $150,000. Executive shall not be eligible for an Annual Incentive Bonus following his Transition Date.

6.	Section 6.3, "Long Term Incentive Compensation Plan" is deleted in its entirety and replaced with the following:

Through the Executive's Transition Date and subsequent Consulting Period, the Board may pay to Executive an annual incentive cash bonus in accordance with the terms of the Long Term Incentive Plan ("LTIP").

7.	Section 6.4, "Supplemental Executive Benefit Plan" is deleted in its entirety and replaced with the following:

Through the Executive's Transition Date and subsequent Consulting Period, Executive shall be entitled to participate in The South Financial Group Supplemental Executive Benefit Plan.

8.	Section 6.5, "Stock Options and Restricted Stock," is amended by adding the following:

Notwithstanding the above, upon completion of the Consulting Period, Executive shall be fully vested in all Stock Options currently outstanding up through the last day of the Consulting Period ("End Date"). With respect to the Stock Options, Executive must exercise these options as indicated below:

Grant Date	Exp. Date	Grant ID	#Shares	Option Price	Expiration Date
12-17-97	12-17-07	00001810	8,328	$21.5600	12-17-07
12-17-97	12-17-07	00001811	8,328	$24.7900	12-17-07
12-17-97	12-17-07	00001812	6,534	$28.03	12-17-07
12-17-97	12-07-07	00000547	8,328	$31.26	12-17-07
12-17-97	12-17-07	00001813	1,794	$28.03	12-17-07
01-02-98	01-02-08	00000569	7,609	$21.50	01-02-08
08-19-98	08-19-08	00000711	3,360	$24.3750	90 days after End Date
08-18-99	08-18-09	00001001	10,700	$22.34	90 days after End Date
08-15-01	08-15-11	00002109	5,000	$18.73	90 days after End Date
01-02-02	01-02-12	00002568	5,879	$18.00	90 days after End Date
01-02-03	01-02-13	0000000000477	6,624	$21.42	90 days after End Date
01-16-04	01-16-14	0000000001197	1,908	$28.30	90 days after End Date

With respect to the 10,923 shares of Restricted Stock the Company granted to the Executive through the date of this First Amendment, the Executive shall be fully vested in these share upon completion of the Consulting Period. If the Company grants Executive any additional shares of Restricted Stock (other than the 10,923 shares referenced above), the Executive shall vest in such grants in accordance with the terms of the applicable stock award.

9.	Section 6.6, "Other Benefits," is deleted in its entirety and replaced with the following:

Through the last day of the Consulting Period, Executive shall be entitled to share in any other employee benefits generally provided by the Company to its most highly ranking executives for so long as the Company provides such benefits. The Company also agrees to provide Executive with a car allowance of $28,750, reasonable club dues for one country club and two business club(s), personal tax advisory services, and a $1,000,000 term life insurance policy, and the Company shall contribute $24,724 per year into the Executive's account in the Deferred Compensation Plan. Executive shall be fully vested in his account in the Deferred Compensation Plan. Executive shall also be entitled to participate in all other benefits accorded general Company employees.

10.	A new Section 6.7, "Supplemental Executive Retirement Agreement," shall be added as follows:

Executive will continue to participate in The South Financial Group Supplemental Executive Retirement Agreement between The South Financial Group, Inc. and James W. Terry, Jr. dated July 15, 2003 ("SERP") up through the last date of the Consulting Period. Moreover, Executive will be entitled to a 50% early retirement benefit under the Supplemental Executive Retirement Agreement at the completion of the Consulting Period. Such annual benefit will be paid to Executive in accordance with the Early Retirement Benefit provisions of the SERP, subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended. An estimate of Executive’s SERP benefit as of April 1, 2008, which assumes the end of the Consulting Period on March 31, 2008, is attached. The estimate is only intended as an example and is not a guarantee of any base or incentive compensation or the actual SERP benefit that Executive may be entitled to.

11.	A new Section 6.8, "Severance Benefit," shall be added as follows:

Six months after (1) the Company’s termination of Executive’s employment at any time for any reason, (2) Executive’s termination of employment upon Executive’s death or Disability or pursuant to clauses (i), (ii) or (iii) of Section 5.2, or (3) Executive’s termination of his employment for reasons other than set forth in clauses (i), (ii) or (iii) of Section 5.2 after December 31, 2006 (i.e. Executive resigns for no reason), Executive shall be entitled to receive the following:

1.          Executive shall receive a severance benefit of $300,000, subject to applicable withholdings and the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (provided that in the event of the Executive's death before this severance benefit is paid out, the Company shall pay this severance benefit to the Executive's surviving spouse; or, in the event the Executive does not have a surviving spouse at the time of his death, the Company shall pay this severance benefit to the Executive's estate.

2.         Executive shall receive the customary continuation rights under COBRA which include the option of continuing health and dental coverage. If the Executive elects COBRA continuation coverage, Executive will be responsible for paying his own COBRA premiums for the first six months following his termination. However, the Company shall reimburse Executive for the COBRA premiums. The Company, however, will pay Executive a lump sum additional severance benefit in the amount of $124,368 which Executive may use to pay any applicable COBRA premiums and for the premium cost for individual insurance for Executive and his spouse. Such amount will be paid to Executive on a date that is six months after the Executive's last day of employment with the Company.

3.          Moreover, the Company shall also pay Executive a lump sum additional severance benefit in the amount of $16,296 which Executive may use to pay the applicable premiums on the long term care insurance policy dated September 9, 2002.

The entitlement to severance benefits under this paragraph does not require performance of services to the Company subsequent to the date hereof in cases of termination of employment pursuant to clauses (1) or (2) above, or after December 31, 2006 in case of termination pursuant to clause (3) above.

12.	Section 9, "Noncompetition and Nonsolicitation Agreement," shall be amended by deleting the first paragraph in this section and replacing it with the following:

For the consideration provided in the First Amendment to the Agreement, the Executive agrees that for a period of two (2) years after his last day of employment with the Company ("Noncompete Period"), he shall not enter into an employment relationship or a consulting arrangement, either directly or indirectly, with any other federally insured depository institution headquartered or having a physical presence in the State of South Carolina, or any county in the States of Florida or North Carolina in which the Company or its affiliates has a physical presence or conducts business operations (hereinafter called a "competitor"). The obligations contained in this paragraph shall not prohibit Executive from being an owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation.

Executive agrees that he will not make disparaging comments about the Company, any of its wholly owned subsidiaries, parent companies or other affiliated entities or any of its officers, directors, employees, agents, servants or representatives or engage in any conduct that causes an unfair business disadvantage to the Company.

13.	The Employment Agreement dated May 30, 2001, as modified by this Amendment, shall remain in full force and effect for the remainder of the Term.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

EXECUTIVE:

  /s/ James W. Terry, Jr.

James W. Terry, Jr.

THE SOUTH FINANCIAL GROUP, INC.

By:   /s/ Mary A. Jeffrey

          Mary A. Jeffrey

Title: Executive Vice President

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